UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2021

Viad Corp

(Exact name of registrant as specified in its charter)

Delaware	001-11015	36-1169950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 East 1st Avenue Scottsdale, Arizona		85251-4304
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 207-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.50 Par Value	VVI	New York Stock Exchange
Preferred Stock Purchase Rights	--	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 30, 2021, Viad Corp (the “Company”) entered into a $500 million Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and the other lenders named in the agreement (collectively, the “Lenders”). The Credit Agreement replaces the Company’s $450 million Amended and Restated Credit Agreement dated as of August 5, 2020, as amended (the “2020 Credit Agreement”), among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

The Credit Agreement provides for a $400 million term loan (the “Term Loan”) with a maturity of July 30, 2028 and $100 million revolving credit facility (the “Revolving Credit Facility”) with a maturity of July 30, 2026. Proceeds from the Term Loan were used to refinance our outstanding debt under the 2020 Credit Agreement and will provide us with additional funds for our operations, growth initiatives, acquisitions, and other general corporate purposes.

Borrowings under the Credit Agreement bear interest, at the Company’s option, at either (i) base rate plus an applicable margin or (ii) LIBOR plus an applicable margin. The applicable margin on the Term Loan is (i) in the case of base rate loans, 4.00% per annum and (ii) in the case of LIBOR loans, 5.00% per annum, with a LIBOR floor of 0.50%. The applicable margin on loans made under the Revolving Credit Facility is determined by reference to a total net leverage ratio-based pricing grid.

The Credit Agreement contains representations and warranties customary for similar transactions, and the affirmative and negative covenants are generally either the same or less restrictive than under the 2020 Credit Agreement. The Credit Agreement contains certain events of default customary for credit facilities of this type (with customary grace periods, as applicable), including, but not limited to: material incorrectness of a representation or warranty when made; nonpayment of principal or interest when due; breach of covenants or other terms; acceleration or default on other material indebtedness; unsatisfied ERISA obligations beyond specified thresholds and other specified ERISA events; unstayed material judgments; bankruptcy or insolvency event; change of control of the Company; and invalidation of any loan document. If any events of default occur and are not cured within applicable grace periods or waived, the outstanding loans under the Credit Agreement may be accelerated and the Lenders’ commitments may be terminated. The occurrence of a bankruptcy or insolvency event of default will result in the automatic termination of commitments and acceleration of outstanding loans under the Credit Agreement. The restrictive covenants in the Credit Agreement are generally either the same or less restrictive than under the 2020 Credit Agreement.

Other than in respect of the Credit Agreement, neither we, nor our affiliates, have any material relationships with the Lenders.

The description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is being filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 is incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Credit Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viad Corp
(Registrant)

Date: August 2, 2021	By:	/s/ Derek P. Linde
Derek P. Linde
General Counsel and Corporate Secretary

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